UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 28, 2013

ATKORE INTERNATIONAL HOLDINGS INC.

(Exact name of registrant as specified in its charter)

Delaware	333-174689	80-0661126
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

16100 South Lathrop Avenue Harvey, Illinois	60426
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (708) 339-1610

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.	Results of Operations and Financial Condition

On January 29, 2013, Tyco International Ltd. (“Tyco”) announced that it recorded an equity loss of $6 million for the three months ended December 28, 2012, related to the results of Atkore International Group Inc. (“Atkore Group”). Atkore Group owns 100% of the outstanding capital stock of Atkore International Holdings Inc. (“Atkore”). The loss recorded by Tyco is based on, among other things, Atkore’s actual net income or loss, as well as Tyco’s proportionate ownership interest in Atkore Group, which is subject to adjustment from time-to-time.

The information in Item 2.02 of this report is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act, as amended (the “Exchange Act”) or otherwise subject to the liabilities of that section. The information in Item 2.02 of this report shall not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On January 29, 2013, the Company announced the appointment of William Taylor as President of Allied Tube & Conduit Corporation. Mr. Taylor will assume the Allied responsibilities performed on an interim basis by John P. Williamson, Chief Executive Officer & President of Atkore, with the assistance of Edward Kurasz, Executive Vice President-Sales, Allied Tube & Conduit. As a result of this organizational realignment, Allied employees who previously reported to Mr. Williamson will now report to Mr. Taylor, including Mr. Kurasz. Mr. Kurasz and other Allied executives who previously reported to Mr. Williamson were notified of the announcement on January 28, 2013. Mr. Taylor is expected to join the Company on Monday, February 4, 2013 and will be based at the Company’s headquarters in Illinois.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: January 31, 2013	ATKORE INTERNATIONAL HOLDINGS INC.

	By:	/s/ James A. Mallak
	Name:	James A. Mallak
	Title:	Vice President and Chief Financial Officer